Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Acquires a Portion of the University of Michigan’s Royalty Interest in Genzyme’s Cerdelga™ (eliglustat) Capsules for $65.6 Million

Incline Village, Nevada, November 6, 2014 – PDL BioPharma (“PDL”) (Nasdaq: PDLI) announced today that it has acquired a portion of the University of Michigan’s (“U-M”) worldwide royalty interest in Cerdelga™ (eliglustat) for $65.6 million. Cerdelga, an oral therapy for adult patients with Gaucher disease type 1, was developed by Genzyme, a Sanofi company. Cerdelga was approved by the U.S. Food and Drug Administration (FDA) on August 19, 2014.

Under the terms of the royalty agreement, PDL will receive 75 percent of all royalty payments due under U-M’s license agreement with Genzyme until expiration of the licensed patents, excluding any patent term extension. The royalty rate used to calculate the royalties to be paid by Genzyme to U-M was not disclosed by the parties. In addition to the recent FDA approval, marketing applications for Cerdelga are under review by the European Medicines Agency and other regulatory authorities.

Cerdelga was developed to provide an effective oral treatment alternative for adult patients with Gaucher disease type 1, and to provide a broader range of treatment options for Gaucher patients and physicians. Genzyme’s clinical development program for Cerdelga represented the largest clinical program ever conducted in Gaucher disease, with approximately 400 patients treated in 29 countries.

“Our acquisition of the Cerdelga royalties significantly adds to our already diversified portfolio of biopharmaceutical royalties,” stated John McLaughlin, president and chief executive officer of PDL BioPharma. “We continue to provide leading institutions, such as the University of Michigan, with capital that will allow them to pursue their funding initiatives, while also allowing PDL to acquire meaningful income generating assets and to create shareholder value.”

“Cerdelga represents the first chemical entity invented at the University of Michigan to receive FDA approval and illustrates the societal benefits of transferring discoveries from university research,” said Kenneth Nisbet, Associate Vice President for Research –Technology Transfer at the University of Michigan. “We’re very pleased with our agreement with PDL which enables us to accelerate our investments in research and education. We strongly believe in Cerdelga’s potential, which is why we have retained a portion of the royalty rights.”

Additional information about Cerdelga

Cerdelga is a novel ceramide analog given orally and was designed to partially inhibit the enzyme glucosylceramide synthase, resulting in reduced production of glucosylceramide. Glucosylceramide is the substance that builds up in the cells and tissues of people with Gaucher disease. The concept was initially developed by the late Norman Radin, Ph.D., from the University of Michigan, and further developed by James A. Shayman, M.D., also from the University of Michigan, prior to and after licensing the compound to Genzyme.

See full prescribing information for more details about warnings and precautions and a complete list of adverse reactions.

About PDL BioPharma, Inc.

PDL manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

To support its ability to pay dividends, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $780 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment.

For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

About the University of Michigan Tech Transfer

U-M Tech Transfer is the University of Michigan’s organization responsible for the transfer of U-M research discoveries to the marketplace. U-M Tech Transfer licenses these inventions to existing businesses and assists in launching new startups based on these inventions to ensure that the benefits of these research discoveries reach the general public. In fiscal year 2014, U-M Tech Transfer received 439 invention disclosures, recorded 148 option and license agreements and launched 14 new startups.

For more information, visit www.techtransfer.umich.edu.